UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2025

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)

32301 Woodward Avenue Royal Oak, Michigan (Address of principal executive offices)	48073 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ADC	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 4.25% Series A Cumulative Redeemable Preferred Stock, $0.0001 par value	ADCPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

2025 Term Loan Agreement

Agree Realty Corporation (the “Company”), as parent guarantor, and Agree Limited Partnership, as borrower (the “Borrower”), entered into that certain Term Loan Agreement, dated as of November 17, 2025 (the “2025 Term Loan Agreement”), with PNC Bank, National Association (“PNC Bank”), as administrative agent, and a syndicate of lenders named therein (collectively, the “Lenders”), and with certain indirect subsidiaries of the Borrower as guarantors. The 2025 Term Loan Agreement provides for a $350 million unsecured delayed draw term loan facility (the “Loan”).

Pursuant to the 2025 Term Loan Agreement, the Company and certain indirect subsidiaries of the Company guarantee to the Lenders all of the obligations of the Borrower and each other guarantor under the 2025 Term Loan Agreement, any notes and the other loan documents, including any obligations under hedging arrangements. From time to time, the Borrower may be required to cause additional subsidiaries to become guarantors under the 2025 Term Loan Agreement.

The 2025 Term Loan Agreement provides $350 million unsecured borrowing capacity, which the Company may draw on from time to time in accordance with the terms of the 2025 Term Loan Agreement. As of November 17, 2025, there was no amount of borrowings outstanding under the 2025 Term Loan Agreement, and the Company maintains access to the $350 million of unsecured borrowing capacity under the 2025 Term Loan Agreement. The 2025 Term Loan Agreement matures on May 15, 2031. Subject to certain terms and conditions set forth in the 2025 Term Loan Agreement, the Borrower may request additional loans, provided that after giving effect to such loans, the aggregate amount of the loans does not exceed $500 million. No amortization payments are required under the 2025 Term Loan Agreement, and interest is payable in arrears, on the terms set forth in the 2025 Term Loan Agreement.

All borrowings under the 2025 Term Loan Agreement will bear interest at a rate per annum equal to, at the option of the Company, (i) Term SOFR (as defined in the 2025 Term Loan Agreement) plus a margin that is based upon the Company’s credit rating, (ii) Daily Simple SOFR (as defined in the 2025 Term Loan Agreement) plus a margin that is based upon the Company’s credit rating, or (iii) the Base Rate (which is defined as the greatest of the rate of interest as publicly announced by the NYFRB plus 0.50%, the rate as publicly announced from time to time by PNC Bank as its prime rate and the Daily Simple SOFR Rate (as defined in the 2025 Term Loan Agreement), plus 1.00%) plus a margin that is based upon the Company’s credit rating. The margins for the 2025 Term Loan Agreement range in amount from 0.800% to 1.600% for SOFR-based loans and 0.00% to 0.600% for Base Rate loans, depending on the Company’s credit rating.

The 2025 Term Loan Agreement contains certain (i) restrictive covenants, including, but not limited to, restrictions on the entry into burdensome agreements, the prohibition of the incurrence of indebtedness secured by liens, the ability to make certain payments and the ability to enter into certain mergers, consolidations, asset sales and affiliate transactions, and (ii) financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge coverage ratio, a maximum secured leverage ratio, and a maximum unencumbered leverage ratio. The 2025 Term Loan Agreement also contains representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the 2025 Term Loan Agreement.

The foregoing summary is not an exhaustive description of the terms of the 2025 Term Loan Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached 2025 Term Loan Agreement.

Several of the Lenders and their affiliates have provided, and they and other Lenders and their affiliates may in the future provide, various investment banking, commercial banking, fiduciary and advisory services for the Company from time to time, for which they have received, and may in the future receive, customary fees and expenses.

First Amendment to Fourth Amended and Restated Revolving Credit Agreement

The Company, as parent guarantor, and the Borrower, as borrower, entered into the First Amendment to the Fourth Amended and Restated Revolving Credit Agreement, dated as of November 17, 2025 (the “First Amendment to the Credit Agreement”), with PNC Bank, as administrative agent, and a syndicate of lenders named therein, and with certain indirect subsidiaries of the Borrower as guarantors. The First Amendment to the Credit Agreement amends that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of August 8, 2024 (the “Existing Credit Agreement”), by and among the Company, the Borrower, PNC Bank, as administrative agent, and a syndicate of lenders named therein. The First Amendment to the Credit Agreement includes certain technical and administrative amendments, including an amendment to the interest rate for borrowings under the Existing Credit Agreement. Based on the Company’s current credit ratings and leverage ratio, borrowings under the Existing Credit Agreement, as amended by the First Amendment to the Credit Agreement, will bear interest at a rate of SOFR plus a zero basis points credit spread adjustment plus 72.5 basis points, which was reduced from SOFR plus a 10-basis points credit spread adjustment plus 72.5 basis points under the Existing Credit Agreement. The First Amendment to the Credit Agreement implements various technical amendments to make the Existing Credit Agreement provisions consistent with corresponding provisions in the 2025 Term Loan Agreement.

The foregoing summary is not an exhaustive description of the terms of the First Amendment to the Credit Agreement, which is attached hereto as Exhibit 10.2, and such summary is qualified in its entirety by reference to the attached First Amendment to the Credit Agreement.

Second Amendment to the Existing Term Loan Agreement

On November 17, 2025, the Company and the Borrower entered into a Second Amendment to the Term Loan Agreement (the “Amendment”) with PNC Bank, as administrative agent, and a syndicate of lenders named therein, and with certain indirect subsidiaries of the Borrower as guarantors. The Amendment amends that certain Term Loan Agreement, dated as of July 31, 2023, as amended on August 8, 2024 (the “Existing Term Loan Agreement”), by and among the Company, the Borrower, PNC Bank, as administrative agent, and a syndicate of lenders named therein. The Amendment implements various technical amendments to make the Existing Term Loan Agreement provisions consistent with corresponding provisions in the Existing Credit Agreement, as amended by the First Amendment to the Credit Agreement and the 2025 Term Loan Agreement.

The Company had previously entered into $350 million in interest rates swaps to fix the Company’s SOFR rate until maturity in January 2029. As a result of the Amendment, and after including the impact of the interest rate swaps, the interest rate under the Existing Term Loan Agreement is fixed at 4.37% based on the Company's current credit ratings and leverage ratio. The interest rate reflects the credit spread of 80 basis points plus a zero basis point credit spread adjustment, which was reduced from the credit spread of 80 basis points plus a 10-basis points credit spread adjustment under the First Amendment to the Existing Term Loan Agreement.

The foregoing summary is not an exhaustive description of the terms of the Amendment, which is attached hereto as Exhibit 10.3, and such summary is qualified in its entirety by reference to the attached Amendment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits

(d)        Exhibits

Exhibit	Description

10.1*

Term Loan Agreement, dated as of November 17, 2025, by and among Agree Realty Corporation, Agree Limited Partnership, PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

10.2

First Amendment to Fourth Amended and Restated Revolving Credit Agreement, dated as of November 17, 2025, by and among Agree Realty Corporation, Agree Limited Partnership, PNC Bank, National Association as Administrative Agent, and a syndicate of lenders named therein.

10.3

Second Amendment to Term Loan Agreement, dated as of November 17, 2025 by and among Agree Realty Corporation, Agree Limited Partnership, PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

* Schedules and certain portions of this exhibit have been omitted pursuant to Items 601(a)(5) and 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

Date: November 18, 2025	By:	/s/ Peter Coughenour
Name: Peter Coughenour
Title: Chief Financial Officer and Secretary